Exhibit 99.1

Professional Diversity Network Releases Letter from CEO to Shareholders

CHICAGO, March 27, 2017 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (“PDN” or “the Company”) (NASDAQ: IPDN) today released a letter from its CEO to its shareholders.

Dear PDN Shareholders,

Last year I led a group of investors who purchased a controlling interest in Professional Diversity Network, Inc. In December of 2016 the Company’s Board of Directors appointed me CEO and directed me to profitably grow our revenues.  I recently presented at the Roth Conference in California to share my vision for the Company. My goal now is to inform you about myself and share my future plans for the Company.

For those of you who have not met me, I would like to share the following important items:

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The company participated in the Roth Conference in order to introduce me to investors and introduce my plan for the Company’s future.  We are not seeking additional capital, and fund-raising was not part of our agenda at the Roth Conference.

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When our group invested in PDN, we did so after an extensive search for companies that could help us establish commercial operations in China to deliver education, training and networking services to affluent Chinese people.

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One of the reasons we selected PDN was because of its employees and management team. We have intentionally kept the senior managers in place since we invested in the Company.  While PDN’s former CFO left at the end of 2016, he did so in order to pursue an opportunity to become COO of another company, and he remains PDN’s good friend.   Ultimately, we conducted an extensive search and interview process and replaced him.  All other senior management remains in place.  We transitioned the Company’s former CEO to become the CEO of the NAPW division, as that was her former position and it was always my intent to become the PDN CEO following our investment.

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I am prepared, qualified and well suited to lead the Company. My professional experienced includes being a respected and qualified attorney who is licensed in good standing.  Upon my appointment as PDN CEO, I resigned from my previous position where I was a senior executive of GNET, a Chinese company in good standing that specializes in on- and offline commercial activity.

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Our investment process included our voluntary submission to the Committee on Foreign Investment in the United States (CFIUS). We were successfully cleared by CFIUS to invest in PDN and our funding was subject to regulatory clearance under the Patriot Act.

Let me be very clear – my goal is to create shareholder value in an honest, transparent and compliant manner. We believe PDN is well-positioned as our platform to conduct business operations in both China and the United States.  We began commercial operations in China on March 25th, with an education and training event that drew over 2,000 paying participants.  In the near future we will communicate further regarding our initial event in China and our 2017 plans for ongoing expansion into China.

We understand that we have a lot of hard work ahead and that we need to drive success as hard as possible. I am fully committed to creating success for the Company, its employees and, most importantly, our shareholders.

Sincerely,

Michael Wang, CEO
Professional Diversity Network

About Professional Diversity Network (www.prodivnet.com)

Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW), is a networking organization of professional women spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program.

Notice Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, including statements related to our business and strategies.  Any such statements may be influenced by a variety of factors, some of which are beyond PDN’s control, that could cause actual outcomes and results to be materially different from those projected, described, stated or implied in such forward-looking statements due to a number of risks and uncertainties.  Factors that could contribute to such differences include, but are not limited to, potential insufficiency of the proceeds from the share issuances to implement our productivity improvement initiatives, our potential failure to realize synergies and other benefits from the transaction with Cosmic Forward Limited and the risk factors disclosed in our Annual Report on Form 10-K filed on March 30, 2016, as amended and any subsequent filings made by us with the SEC.  We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed on March 30, 2016, as amended, together with this press release, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

CONTACT:

Chris Wesser, EVP & Secretary
(516) 659-8560
cwesser@prodivnet.com